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                                  EXHIBIT 4(e)
                                  ------------


                                 AMENDMENT NO. 1
                                       TO
                        STATE AUTO FINANCIAL CORPORATION

                        1991 EMPLOYEE STOCK PURCHASE AND
                           DIVIDEND REINVESTMENT PLAN


         The State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan (the "Plan") is hereby amended pursuant to the following provisions:

1.       DEFINITIONS

         For purposes of the Plan and this amendment, the term "Stock" shall have the meaning set forth in Paragraph 2 of this amendment. All other capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2.       SHARES SUBJECT TO PLAN

         As a result of a 2 for 1 stock split effective April 6, 1993, the total number of common shares available for sale under the Plan prior to the effective date of this amendment has been proportionately increased from 200,000 to 400,000 under Section XVI of the Plan. In order to increase the number of common shares available for sale under the Plan, the first sentence of Section VI of the Plan is hereby amended to read in its entirety as follows: "The total number of shares to be available under Section IX of the Plan is 800,000 common shares, without par value, of the Company ("Stock") which may be authorized but unissued shares or issued shares reacquired by the Company and held as treasury shares."

3.       EFFECTIVE DATE; CONSTRUCTION

         The effective date of this amendment is March 1, 1996, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effective without change.

         This amendment shall be submitted to the Company's shareholders for their approval as soon as practicable but in no event later than 12 months after this amendment has been adopted by the Company's board of directors. If this amendment is not approved by the Company's shareholders within such 12-month period, this amendment shall automatically become null and void and have no further force or effect, and the Plan shall continue in effect without this amendment.